Exhibit 10.1

Date: [], 2012

Aurora Gold Corporation as “Company” Alltech Capital Limited as “Investor”

Subscription Agreement

For the subscription of 135,000,000 shares of Company’s common stock

THIS SUBSCRIPTION AGREEMENT is made the [] day of [] 2012

BETWEEN:

(1)      AURORA GOLD CORPORATION, a company incorporated under the laws of the State of Delaware, whose principal place of business is at C/- Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland (the “Company”); and

(2)      ALLTECH CAPITAL LIMITED, a company incorporated under the laws of Gibraltar whose registered office is at 59/63 Line Wall Road, PO Box 199, Gibraltar (the “Investor”).

WHEREAS:

The Parties wish to enter into this Agreement so as to provide for the subscription of the Subscription Shares (as defined below) by the Investor upon the terms and conditions contained in this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation
1.1	Definitions

Except where the context otherwise requires, in this Agreement the following expressions shall have the following meanings:

“Accounts” means, as the context warrants, the Annual Reports on Form 10-K and/or the Quarterly Reports on Form 10-Q filed by the Company with the SEC, including all financial statements and notes thereto filed by the Company with the SEC since December 31, 2010;

“Accounts Date” means December 31, 2011;

“Act” means the Companies Act 2006;

"Affiliate" means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 percent or more of the outstanding voting securities of such other person; (B) any person 5 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof;

“Agreement” means this Subscription Agreement between the Company and Investor, along with any amendment thereto;

“Annual Accounts” means the audited consolidated financial statements, and all notes thereto, of the Group for the year ended on the Accounts Date, as filed with the SEC;

“Applicable Securities Laws” means the German Securities Laws and the US Securities Laws, and such other securities laws, rules and regulations to which the Company and/or the Transactions may be subject;

“Board of Directors” means the Board of Directors of the Company;

“Business Day” means any day other than Saturday or Sunday on which banks in London, Moscow and New York, New York are generally open for business;

“Closing” has the meaning ascribed to it in Clause 3.2;

"Closing Date" means the date on which Closing occurs;

“Conditions” means the conditions set out in Clause 2;

“Directors” means members of the Board of Directors of the Company;

“Dispose of” or “Disposal” means directly or indirectly mortgaging, pledging, charging, assigning, selling, transferring, subscribing or otherwise disposing, including agreeing (conditionally or unconditionally) to do the same;

“DNPM” means Departmento Nacional de Producao Mineral.

“Encumbrance” means any encumbrance or security interest of any kind whatsoever, including a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect;

“Existing Shares” means the Shares which are now issued and outstanding, or which will be issued and outstanding immediately prior to Closing;

“Exempt Issuances” means the issuance of equity securities in connection with:

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(a)	bona fide compensation arrangements with the Company's directors, officers, employees, consultants and service providers;
(b)	contractual arrangements in force at the time of Closing;
(c)	the conversion or exchange of equity securities of the Company that are outstanding as at the time of Closing; and/or
(d)	an issue for non-cash consideration (other than an issue of equity securities in exchange for the shares of a vehicle the assets of which comprise substantially cash (“Cash Box Issues”) unless the Cash Box Issues is undertaken solely to fund a bona fide acquisition of a company or business and related expenses).

For the purpose of this definition, the term "equity securities" shall have the meaning attributed to such term by section 560 of the Act and shall include options or other securities convertible into ordinary shares or any other securities of the Company which carry voting rights exercisable in all circumstances or under circumstances that have occurred and are continuing, or which carry a residual right to participate in the earnings of the Company and in its assets upon liquidation or winding up;

“Fairly Disclosed” means fairly disclosed in writing by the Company to the Investor prior to the date of this Agreement in sufficient detail to enable the Investor to identify the nature and scope of the matter disclosed;

“German Securities Laws” means, collectively, all applicable securities laws of Germany and each of the Länder and other political sub-divisions thereof and the respective rules and regulations under such laws together with applicable published instruments, orders and published policy statements of the securities regulatory authorities in each of the states and other political sub-divisions thereof and the rules of the Relevant German Exchanges;

“Group” means the Company and its subsidiaries and Affiliates, and the expression “Group Company” shall be construed accordingly;

“Intellectual Property Rights” means all inventions (whether patentable or not), patents, utility models, designs (both registered and unregistered), copyright, database rights, trade marks (both registered and unregistered), together with all applications for, rights to the grant of and extensions of the same, rights to use and protect the confidentiality of confidential information and all other intellectual property including all similar or analogous rights throughout the world, in each case for the full term of the relevant rights;

“Interim Accounts” means the unaudited consolidated financial statements of the Group for the six months ended June 30, 2012 (including notes thereto);

“Law” means the Delaware General Corporation Law;

“Long Stop Date” means October 31, 2012, or such later date as the Parties may agree in writing;

“Material Adverse Effect” when used in connection with a Group Company means any change, event, violation, circumstance or effect that is materially adverse to the business, prospects, assets (including intangible assets), capitalisation, financial condition or results of operation of such entity and its parent (if applicable) or subsidiaries taken as a whole, whether or not in the ordinary course of business of such Group Company;

“OTCQ” means the OTC Market Groups Inc. QB Tier of the USA;

“Party” or “Parties” means, individually, each of the Company and Investor and, collectively, both the Company and Investor;

“Press Announcement” means the press announcement in the agreed form relating, inter alia, to the Subscription, to be issued by the Company on or about the date of this Agreement in accordance with Applicable Securities Laws;

“Publicly Available Information” has the meaning ascribed to it in paragraph 2.2 of Schedule 1;

“Purchase Price” means US$5,000,000 (FIVE MILLION US DOLLARS);

"Purchaser Directors" has the meaning ascribed to it in Clause 9.1;

“Regulation S” means Regulation S as promulgated by the SEC pursuant to the Securities Act;

“Relevant German Exchanges” means the Berlin-Bremen Stock Exchange, the Dusseldorf Stock Exchange, the Frankfurt Stock Exchange and the Stuttgart Stock Exchange;

“Representative” means any officer, partner, manager, employee, agent, consultant, adviser, accountant, financial adviser, legal counsel or other representative of a person;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Securities Exchange Act” means the Securities and Exchange Act 1934, as amended;

“Share” means a share of common stock, par value US$0.001 each, of the Company;

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“Subscription” means the subscription by the Investor for the Subscription Shares at the Subscription Price on the terms and conditions of this Agreement;

“Subscription Price” means US$0.037 per Subscription Share;

“Subscription Shares” means the 135,000,000 Shares the Investor is subscribing for pursuant to this Agreement;

“Tax” or “Taxation” means:

(a)	any advance corporation tax, aggregates levy, capital gains tax, climate change levy, corporation tax, customs and excise duties, income tax (including PAYE), inheritance tax, insurance premium tax, landfill tax, national insurance contributions, rates and council tax, stamp duty, stamp duty land tax, stamp duty reserve tax and VAT;
(b)	all other taxes of any jurisdiction anywhere in the world having a similar nature or effect to any of those taxes referred to in paragraph (a) or otherwise;
(c)	all other levies, imposts, duties, charges or withholdings in the nature of taxes imposed by any Tax Authority and any amount of tax which is the subject of or results in a charge, security or right to sell imposed by, or provided by statute to, any Tax Authority over any of the assets of any Group Company;
(d)	any payment which any Group Company may be or become bound to make as a result of any enactment relating to any tax; and
(e)	all interest, penalties, surcharges, fines and other charges relating to any of the above or to a failure to make any return, comply with any reporting requirements or supply any information in connection with any of the above and the cost of removing any charge or other encumbrance imposed by any Tax Authority;

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having functions in relation to Tax;

“Transactions” means the entry into and the performance of the obligations under this Agreement;

“U.S.”, “USA” or “United States of America” means the United States of America and any political sub-division thereof;

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organised in or under the laws of the United States or any person falling within the definition of the term “United States Person” under Regulation S;

“US Securities Laws” means, collectively, all applicable securities laws of the United States of America and each of the states and other political sub-divisions thereof and the respective rules and regulations under such laws together with applicable published instruments, orders and published policy statements of the securities regulatory authorities in each of the states and other political sub-divisions thereof and the rules of the OTCQ; and

“Warranties” means the warranties given by the Company pursuant to this Agreement and which are set out in Schedule 1.

1.2	Interpretation

In this Agreement, unless a contrary intention appears:

(a)	a Clause or Schedule is a reference to a clause of, or schedule to, this Agreement;
(b)	a document "in the agreed form" is a reference to a document in the form approved and, for the purposes of identification only, initialled by or on behalf of the Company and the Investor;
(c)	a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement) and any prior or subsequent subordinate legislation made under it;
(d)	"US$", "US dollars" or "cents" is a reference to dollars and cents, the legal currency of the United States of America;
(e)	"costs" includes a reference to costs, charges and expenses of every description;
(f)	a "certified copy" is a reference to a document as certified by a Director as a true and complete copy;
(g)	a "person" includes a reference to an individual, partnership, unincorporated association or body corporate wherever incorporated or situate and includes a reference to that person's legal personal representatives and successors;
(h)	a "company" shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

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(i)	a "subsidiary", "holding company" and "body corporate" has the respective meaning set out in sections 1159 and 1173 of the Act;
(j)	a "subsidiary undertaking" or "parent undertaking" has the respective meaning set out in section 1162 of the Act;
(k)	the headings in this Agreement are for convenience only and do not affect its interpretation;
(l)	words importing the singular include the plural and words importing any gender include every gender and (in each case) vice versa;
(m)	"including" and "include" shall be deemed to be followed by "without limitation" where not so followed; and
(n)	references to a time of day are (unless otherwise expressly provided to the contrary) to London time.
2.	Conditions
2.1	The obligations of the Investor at the Closing are subject to the satisfaction of the following Conditions, but compliance with any such Conditions (except the Conditions in Clauses 2.1(c), (d), (e), (f), (g) and (h) below) may be waived by the Investor in writing:
(a)	the Warranties shall be true and correct in all material respects at and as of the Closing with the same effect as though such Warranties were made at and as of the Closing;
(b)	the Company shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing;
(c)	the Board of Directors of the Company shall have passed resolutions:
(i)	authorising the Transactions including the authorisation, allotment and issue of the Subscription Shares to the Investor conditional only on the satisfaction of the condition in Clause 2.1(f) below; and
(ii)	revoking the resolution passed on December 15, 2011, creating a bonus pool of US$1,000,000 for management; such bonus pool being conditional on the share price of the Company having risen to US$0.50 by December 31, 2015;
(d)	the issue and sale and delivery of the Subscription Shares being exempt from the requirements to file a prospectus under Applicable Securities Laws;
(e)	the Company being a “reporting issuer” as that term is defined in the Securities Act, at Closing;
(f)	the Company having obtained any necessary consents from the OTCQ for the Subscription and registration of the Subscription Shares and any approvals or consents or formalities required by German Securities Laws or the rules of the Relevant German Exchanges;
(g)	all directors shall have agreed in writing with the Company that their remuneration from the Company shall be reduced to US$6,000 per month for executive directors and US$3,000 per month for non-executive directors, with effect from Closing; and
(h)	the Transactions not requiring approval of the Company's shareholders or being in violation of Applicable Securities Laws as of the Closing Date.
2.2	The obligations of the Company at the Closing are subject to the satisfaction at or prior to the Closing of the following Conditions, but compliance with any such Conditions (except the Conditions in Clauses 2.2(c) and (d) below) may be waived by the Company in writing:
(a)	all warranties and undertakings of the Investor set-out in Clause 5 shall be true and correct in all material respects at and as of the Closing with the same effect as though such warranties and undertakings were made at and as of the Closing;
(b)	the Investor shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing;
(c)	the issue, sale and delivery of the Subscription Shares being exempt from the requirements to file a prospectus under Applicable Securities Laws; and
(d)	the Company having obtained any necessary consents from the OTCQ for the Subscription and registration of the Subscription Shares and any approvals or consents or formalities required by German Securities Laws or the rules of the Relevant German Exchanges.
(e)	The Transactions not being in violation of Applicable Securities Laws as of the Closing Date.

(f)	If, in the event that any of the Conditions is not fulfilled (or waived by the appropriate Party in its absolute discretion), as the case may be, by the Long Stop Date, the respective obligations of the Parties in connection with this Agreement shall, ipso facto, cease and determine and except in relation to any prior breach of any provision of this Agreement, no Party shall have any claim against any other Party save that Clauses 1 and 9 to and including 21 shall remain in full force and effect.

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2.3	The Parties undertake to use their respective reasonable endeavours to ensure that the Conditions are satisfied in accordance with this Agreement.
3.	Subscription
3.1	Subject to the Conditions, the Investor agrees to subscribe for the Subscription Shares at the Subscription Price upon the terms of this Agreement.
3.2	The closing of the issue of and subscription for the Subscription Shares under this Agreement (the “Closing”) will, subject to Conditions being satisfied or otherwise waived, occur immediately following satisfaction or waiver thereof.
3.3	Immediately prior to the Closing the Investor shall deliver, or procure the delivery, to the Company of a certified copy of resolutions of the Board of Directors of the Investor approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.
3.4	Immediately prior to the Closing the Company shall deliver, or procure the delivery of, to the Investor:
(a)	a certified copy of resolutions of the Board of Directors approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and allotting and issuing the Subscription Shares conditional only on registration with OTCQ (if required) and the obtaining of any approvals or consents or formalities required by German Securities Laws or the rules of the Relevant German Exchanges; and
(b)	a copy of any necessary approval letters from OTCQ and the Relevant German Exchanges.
3.5	Upon satisfaction of all the relevant Conditions, other than any Condition in respect of registration of the Subscription Shares with [OTCQ , if required,] and Relevant German Exchange approval occurring, and subject to this Agreement not having been terminated pursuant to Clause 6, the Investor shall pay the Purchase Price to the Company, in United States dollars, by telegraphic transfer to the following bank account:
Correspondent Bank:	WACHOVIA BANK, N.A.
11 Penn Plaza, 4th Floor
New York, NY 10001

Fed wire/ABA Number:	026005092
Swift Address:	PNBPUS3NNYC

Beneficiary Bank:	Bank of Montreal
595 Burrard Street
Vancouver, B.C., Canada V7X 1L7

Swift Address:	BOFMCAM2
Transit & Beneficiary Account No.:	00044653512

(SHOULD BE 11 DIGITS, NO SPACES OR DASHES)

Beneficiary Name:	AURORA GOLD CORPORATION
Transit & Beneficiary Account No.:	00044653512

(SHOULD BE 11 DIGITS, NO SPACES OR DASHES)

3.6	At Closing the Company shall deliver, or procure the delivery, to the Investor of a certificate representing the Subscription Shares, and shall register the Investor as owner of the Subscription Shares on the stock register of the Company.
3.7	The Company undertakes to the Investor that, upon payment of the Purchase Price, the Subscription Shares will be validly issued, fully paid and non-assessable and will rank pari passu in all respects with the Existing Shares.
3.8	The Company undertakes to the Investor to execute or cause to be executed all such documents, to provide or cause to be provided all such information and to do or cause to be done everything required to be executed, provided or done by it to comply with the requirements of the OTCQ and the Relevant German Exchanges for the purposes of, or in connection with, Closing and the registration of the Subscription Shares.
3.9	The Company agrees with the Investor to use all reasonable endeavours to procure that registration with OTCQ and any Relevant German Exchange of the Subscription Shares occurs not later than 8.00 a.m. on the Long Stop Date.

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4.	Company Warranties
4.1	The Company warrants and covenants with the Investor, as at the date of this Agreement and as at Closing and at all times during the period up to Closing, that the statements set out in Schedule 1 are true and accurate in all material respects and not misleading in any material respect.
4.2	Notwithstanding any opinion or judgement the Investor may have, the Company hereby undertakes to the Investor to disclose to the Investor in writing, forthwith upon becoming aware of the same, a Material Adverse Effect or any information which might indicate that the Warranties are not, or have ceased to be, true and accurate or are, or have become, misleading or would not, or would have ceased to be, true and accurate or would be, or would have become, misleading if the same were repeated immediately prior to Closing.
4.3	The Company acknowledges that the Investor is entering into this Agreement in reliance upon each of the Warranties. Each of the Warranties shall be construed as a separate and independent provision and none of the Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranty or provision of this Agreement.
4.4	Where any Warranty is expressed to be qualified by reference to the awareness and/or knowledge and/or information and/or belief of the Company or any other person, or words to similar effect, it shall (unless specifically stated to the contrary) be deemed to include a statement to the effect that it has been made after making due and careful enquiry, including due and careful enquiry of, and the Company shall be deemed to have the actual knowledge, information and belief of, the Directors.
4.5	Each of the Warranties set out or referred to in this Agreement shall remain in full force and effect notwithstanding Closing. For the avoidance of doubt, this Clause shall be subject to the time limits and other limitations expressly set out in Schedule 2 to this Agreement.
4.6	The total aggregate amount of the liability of the Company in respect of the Warranties (excluding all legal and other professional fees and expenses of the Investor) shall not in any event exceed the Purchase Price.
4.7	The liability of the Company under the Warranties shall be qualified to the extent of any facts or information Fairly Disclosed in the Accounts and the Publicly Available Information other than each of the Warranties in respect of paragraphs 1 (Capacity and Authority), 2 (Prior Documents), 3 (Annual Accounts and Financial Position), 4 (Interim Accounts), 5 (Insolvency), 6 (Shares and Rights to Subscribe for Shares), 10 (Events of default), subparagraphs 12.1,12.2, 12.4, 12.5, 12.6 and 12.7 (Contracts), 14 (Applicable Securities Laws), 15 (Subsidiaries) and paragraph 17 (Specific Warranties) of Schedule 1 which shall not be so qualified.
4.8	If, at any time prior to Closing, the Investor receives notification pursuant to Clause 4.2 or otherwise becomes aware that any of the Warranties is or has become untrue, inaccurate or misleading in any respect either when given or if it were repeated at any time before Closing by reference to the facts or circumstances existing at the time of repetition which, in the opinion of the Investor (acting reasonably), is material in the context of the Subscription, the Investor may terminate its obligations under this Agreement and thereafter neither Party shall have any further obligation or liability hereunder to any other Party save in respect of any antecedent breach.
5.	Investor Warranties

The Investor warrants and covenants with the Company, as at the date of this Agreement and as at Closing and at all times during the period up to Closing as follows:

5.1	Authorization; Enforceability. The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Subscription Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor or its Board of Directors or stockholders, if applicable, is required.
5.2	Corporate Organization. The Investor is a corporation (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) authorized and qualified to purchase the Subscription Shares and the person signing this Agreement on behalf of such entity has been duly authorized by Investor to do so.

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5.3	No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby and thereby or relating hereto or thereto do not and will not (i) result in a violation of the Investor’s charter documents, bylaws or other organizational documents, if applicable, (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which the Investor is a party, nor (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement nor to purchase the shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.
5.4	Risk Acknowledgement. The Investor recognizes that the purchase of the Subscription Shares involves a high degree of risk including, without limitation, the following: (a) the Company is an exploration stage company and has accumulated significant losses since inception and is not likely to generate revenues in the foreseeable future; (b) none of the Company’s properties have reserves of any kind, (c) purchase of the Subscription Shares is highly speculative and only investors who can afford the loss of their entire investment should consider purchasing Subscription Shares; (d) the Investor may not be able to liquidate its investment in the Subscription Shares; (e) transferability of the Shares is limited; and (f) the Company has not paid a dividend on its capital stock since inception and does not anticipate paying any dividends in the foreseeable future.
5.5	Communication of Offer. The offer to sell the Subscription Shares was directly communicated to Investor by the Company. The Investor represents that no Subscription Shares were offered or sold to it by means of any form of general solicitation or general advertising and that at no time was Investor presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.
5.6	Experience of the Investor. The Investor, its advisers (who are not compensated by or affiliated with the Company, (directly or indirectly), if any, and designated Representatives, if any, have the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and have carefully reviewed and understand the risks of, and other considerations relating to, the purchase of the Subscription Shares and the Tax consequences of the investment, and have the ability to bear the economic risks, including the loss of the entire Purchase Price, of the investment and protect the Investor’s interests in connection with the transaction contemplated hereby.
5.7	No Governmental Review. The Investor acknowledges and understands that no United States federal or state agency, including the SEC has passed on or made recommendations or endorsement of the Subscription Shares or the suitability of the investment contemplated hereby; nor, have such authorities passed upon or endorsed the merits of the offering of the Subscription Shares.
5.8	Compliance with Securities Act. The Investor understands and agrees that none of the Subscription Shares have been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of the Investor contained herein), and that such shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.
5.9	Purchase of Shares for the Investor’s Account. On the Closing Date, the Investor will purchase the Subscription Shares for which it has subscribed as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.
5.10	Non-US Persons. The Investor represents and warrants that it is not a “U.S. Person” as defined in Regulation S. The Investor further represents and warrants to the Company that:
(a)	it is acquiring the shares in an offshore transaction pursuant to Regulation S and the Investor was outside the United States when receiving and executing this Agreement;
(b)	the Investor has not acquired the Subscription Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the shares; provided, however, that the Investor may sell or otherwise dispose of the shares pursuant to registration of the shares under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

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(c)	the Investor understands and agrees that resale of the Shares must be made in accordance with this Regulation S (Rule 901 through Rule 905 promulgated thereunder), the registration requirements of the Securities Act and/or the Securities Exchange Act, or an exemption there from. Any “restricted securities,” as defined in Rule 144, that are equity securities of a US domestic issuer will continue to be deemed to be restricted securities, notwithstanding that they were acquired in a resale transaction made pursuant to Rule 901 or Rule 904.
(d)	the Investor understands and agrees not to engage in any hedging transactions involving the Subscription Shares prior to the end of the Distribution Compliance Period (as such term is defined under Regulation S) unless such transactions are in compliance with the Securities Act; and
(e)	the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Subscription Shares or any use of this Agreement, including: (i) the legal requirements within its jurisdiction for the purchase of the Subscription Shares; and (ii) the income tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Subscription Shares. The Investor’s execution of this Agreement and performance of its obligations hereunder are within the powers of the Investor, comply with Investor’s constitutional documents.
5.11	Acknowledgement of and Consent to Restrictive Legend. The certificates representing the Subscription Shares shall bear the following or similar legend until the Subscription Shares are registered on the OTCQ:

“THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.”

5.12	Address. The Investor represents that the address of the Investor furnished by the Investor Clause 9 hereof is the Investor’s principal business address.
5.13	Reliance. The Investor understands and acknowledges that (i) the Subscription Shares are being offered and sold to the Investor without registration under the Securities Act in a private placement that is intended to be exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption, depends in part on, and the Company and its Representatives will rely upon, the accuracy and truthfulness of, the foregoing representations and warranties and the Investor hereby consents to such reliance.
5.14	Correctness of Representations. Investor represents that the representations and warranties made herein by Investor are true and correct as of the date hereof and, unless Investor otherwise notifies the Company prior to the Closing Date, shall be true and correct as of the Closing Date. The Investor hereby undertakes to the Company to disclose to the Company in writing, forthwith upon becoming aware of the same, any information which might indicate that the Warranties of the Investor are not, or have ceased to be, true and accurate or are, or have become, misleading or would not, or would have ceased to be, true and accurate or would be, or would have become, misleading if the same were repeated immediately prior to Closing. If, at any time prior to Closing, the Investor receives notification pursuant to this Clause 5.14 or otherwise becomes aware that any of the Warranties of the Investor is or has become untrue, inaccurate or misleading in any respect either when given or if it were repeated at any time before Closing by reference to the facts or circumstances existing at the time of repetition which, in the opinion of the Company (acting reasonably), is material in the context of the Subscription, the Company may terminate its obligations under this Agreement and thereafter neither Party shall have any further obligation or liability hereunder to the other Party.

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6.	Termination
6.1	This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
(a)	by mutual written consent of the Parties;
(b)	by either Party if a Condition to that Party's performance hereunder pursuant to Clause 2 has not been satisfied or waived prior to the Long Stop Date;
(c)	by the Company if the Investor fails to pay the aggregate Subscription Price in respect of the Subscription Shares to the Company in accordance with Clause 3.5;
(d)	by the Investor pursuant to Clause 4.8;
(e)	by the Company pursuant to Clause 5.14; or
(f)	by the Investor if, in its reasonable opinion, a Material Adverse Effect has arisen or occurred.
6.2	If the Agreement has been terminated in accordance with this Clause 6, then, subject to Clause 6.3 below, the respective obligations of the Parties shall cease and terminate and except in relation to any prior breach of any provision in this Agreement no Party shall have any claim against the other Party save that Clauses 1 and 9 to and including 21 shall remain in full force and effect.
6.3	If the Agreement has been terminated in accordance with this Clause 6, then the Company shall return any of the Purchase Price it has received to the Investor together with interest (being the sum of (a) the base rate of the Bank of England then in effect, plus (b) 4 per cent per annum, computed on a year of 360 days, from date of transfer to date of return).
7.	Continuing Obligations
7.1	The Company undertakes that prior to Closing any announcement, statement or communication which the Company is required to make by the SEC, the OTCQ, any Relevant German Exchange or any other regulatory authority or under any Applicable Securities Laws, or by any provision of this Agreement and which refers to the Investor and/or the Subscription Shares and/or this Agreement shall not be released unless the Company shall have first consulted with the Investor regarding the contents and manner of making thereof and shall have taken into account the Investor’s views on the necessity of making such announcement, statement or communication and the contents thereof. The Investor undertakes to promptly provide the Company with its comments and views, if any, in connection with any such proposed announcement, statement or communication, but in no event later than two business day prior to the date required for such announcement, statement or communication. Nothing in this Clause 7.1 shall be deemed to in any manner whatsoever restrict the Company’s ability to fulfil its filling obligations under any Applicable Securities Laws and to effect such filings, on a timely basis, with the SEC, including, but not limited to Form 8-K announcing the entry into this Agreement and its consummation or termination, as with the advice of counsel it may deem necessary.
7.2	Upon filing a final research report with the DPNM, each Group Company holding a research permit in Brazil in respect of any area will use all reasonable endeavours to:
(a)	obtain a mining concession in respect of that area as soon as practicable and, in any event, within twelve (12) months of the filing of such report; and
(b)	acquire all necessary land ownership or usage rights in respect of such area as soon as practicable and, in any event, within three (3) months of the receipt of such concession,

and, in each case, shall comply with all requirements of the Brazilian mining code in respect thereof.

7.3	Where any Group Company has made an application for a research permit, it will use all reasonable endeavours to:
(a)	obtain a mining concession in respect of that area as soon as practicable and, in any event, within twelve (12) months of the making of such application; and
(b)	obtain all land ownership and usage rights necessary for it to carry out its obligations under such research permit and to carry out all activities (whether necessary or desirable) permitted under such permit as soon as practicable and, in any event, within three (3) months from the grant of such permit.
7.4	This Agreement shall remain in full force and effect after Closing and all other matters, arrangements or transactions referred to in or contemplated by this Agreement in respect of all obligations, agreements, covenants and undertakings contained in this Agreement which have not been done, observed or performed at or prior to Closing.

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8.	Board Representation
8.1	For such time as the Investor has an interest in the Company equal to or greater than 30% (thirty per cent) of the total issued Shares from time to time (excluding any Exempt Issuances from the date of this Agreement), the Investor shall be entitled to appoint two directors (the "Purchaser Directors") to the Board of Directors and to remove from office any person so appointed and to appoint another person in his place. Upon the Investor ceasing to have an interest in the Company equal to or greater than 30% (thirty per cent) of the total issued Shares from time to time (excluding any Exempt Issuances from the date of this Agreement) but retaining an interest equal to or greater than 15% (fifteen per cent) of such Shares, the Investor shall be entitled to appoint and remove one Purchaser Director. Upon the Investor ceasing to have an interest in the Company equal to or greater than 15% (fifteen per cent) of the total issued Shares from time to time (excluding any Exempt Issuances from the date of this Agreement), it shall cease to have any right to appoint and remove a Purchaser Director pursuant to this Clause 8. This Clause 8 shall be in addition to and not in place of any right the Investor may have to appoint or remove Directors pursuant to any Applicable Law or otherwise.
8.2	The Company shall ensure, and shall procure that the Board of Directors shall exercise their powers pursuant to the Company’s constitutional documents, such that the Purchaser Directors shall, as soon as possible following the nomination of the Purchaser Directors in accordance with Clause 8.1, be appointed a member of the Board of Directors of the Company by the then existing Board of Directors until the Company’s next annual general meeting, where s/he, or such Purchaser Director’s replacement, shall be proposed and recommended for reappointment, subject to the Directors discharging their fiduciary duties.
8.3	As soon as practicable following Closing, the Company shall procure that the Board of Directors shall procure that the articles of incorporation and by-laws of the Company are amended so as to include the rights of the Investor under this Clause 8.
8.4	For so long as the Investor has an interest in the Company that entitles it to appoint one or more Directors, whether pursuant to Clause 8.1 above or otherwise, the Company shall provide that the Board shall be comprised of five Directors, consisting of two (2) non-executive directors and three (3) executive directors, comprising a Chief Executive Officer, a Chief Financial Officer and a Chief Operations Officer. For so long as the Investor is entitled to appoint at least two Directors, the Company shall provide that the Investor shall be entitled to appoint two of the executive directors and, if the Investor shall only be entitled to appoint one Director pursuant to Clause 8.1, the Company shall provide that the Investor shall be entitled to appoint one executive director.
9.	Registration Rights
9.1	Registration; Definitions.

(a) As soon as reasonably practicable but in any event within 12 months following Closing (the “Registration Due Date”), the Company shall prepare and file with the SEC a registration statement covering the resale of all of the Subscription Shares (the “Registration Statement”). The Registration Statement required hereunder shall be on Form S-1, SB-2, or any another appropriate form in accordance herewith, in the sole discretion of the Company. Subject to the terms of this Agreement, the Company shall undertake to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof and shall undertake to keep the Registration Statement continuously effective under the Securities Act until the date when all Subscription Shares covered by the Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Holder (as defined below) pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s counsel, the Company’s transfer agent and the affected Holders (the “Effectiveness Period”).

(b) In the event the Company fails to file the Registration Statement with the SEC on or before Registration Due Date, the Company shall pay to the Investor, as liquidated damages and not as a penalty, an amount, for each month (or portion of a month) in which such delay shall occur, equal to five percent (5%) of the Purchase Price, until the point in time when the Company has filed the Registration Statement with the SEC.

(c) The term “Holder” shall mean the Investor and any person owning or having the right to acquire Subscription Shares or any permitted transferee of a Holder.

9.2	Registration Procedures; Company. In connection with the Company's registration obligations set forth in Clause 9.1 above, the Company shall:
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(a) Not less than five (5) Business Days prior to the filing of the Registration Statement or any related prospectus or any amendment or supplement thereto (i) furnish to the Holders copies of all such documents proposed to be filed (including documents incorporated or deemed incorporated by reference to the extent requested by such person) which documents will be subject to the review of such Holders and (ii) cause its officers, directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file the Registration Statement or any such prospectus or any amendments or supplements thereto to which the Investor shall reasonably object in good faith, provided that the Company is notified of such objection in writing no later than three (3) Business Days after the Holders have been so furnished copies of such documents.

(b) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Subscription Shares for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Subscription Shares.

(c) Use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the Subscription Shares for sale in any jurisdiction, at the earliest practicable moment.

(d) Comply with all applicable rules and regulations of the SEC and all other Applicable Securities Laws.

(e) Furnish to any Holder, so long as the Holder owns any Subscription Shares, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Holder of any Applicable Securities Laws which permits the selling of any such securities without registration or pursuant to such form.

9.3	Registration Procedures; Investor. In connection with the Company's registration obligations set forth in Clause 9.1 above:

(a) The Investor shall cooperate with the Company, as reasonably requested by the Company, and at the Company's expense, in connection with the preparation and filing of any Registration Statement hereunder.

(b) If, in the good faith judgment of the Company, it would be detrimental to the Company or its stockholders for the Registration Statement to be filed or for resales of Subscription Shares to be made pursuant to the Registration Statement due to (i) the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time or would have a Material Adverse Effect on the Company or its stockholders or (ii) a proposed filing of or use of an existing registration statement in connection with a Company-initiated registration of any class of its equity securities, which, in the good faith judgment of the Company, would adversely effect or require premature disclosure of the filing or use of such Company-initiated registration (notice thereof, a “Blackout Notice”), upon receipt of a Blackout Notice from the Company, the Investor shall immediately discontinue disposition of Subscription Shares pursuant to the Registration Statement (the period during which such disposition is discontinued, the “Blackout Period”) covering such Subscription Shares until (i) the Company advises the Investor that the Blackout Period has terminated and (ii) the Investor receives copies of a supplemented or amended prospectus, if necessary. If so directed by the Company, the Investor will deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in the Investor’s possession (other than a limited number of file copies) of the prospectus covering such Subscription Shares that is current at the time of receipt of such notice.

(c) If the Investor determines to engage an underwriter (other than the Subscriber) in connection with the offering of any Subscription Shares (an “Underwritten Offering”), the Investor will enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering, and will take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Subscription Shares. The Investor shall consult with the Company prior to any Underwritten Offering and shall defer such Underwritten Offering for a reasonable period upon the request of the Company.

(d) The Investor shall not take any action with respect to any distribution deemed to be made pursuant to the Registration Statement, which would constitute a violation of Regulation M under the Securities Exchange Act or any other Applicable Securities Law.

9.4	Registration Expenses. All fees and expenses of the Company incident to the performance of or compliance with Clause 9.1 and Clause 9.2 hereof by the Company shall be borne by the Company.

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9.5	Indemnification. In the event that any Subscription Shares are included in a Registration Statement under this Clause 9:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any , who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under Applicable Securities Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of any Applicable Securities Law, and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Clause 9.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, the Investor will indemnify and hold harmless the Company against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under any Applicable Securities Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished or omitted by such Holder for use in connection with such registration; and Investor will pay, as incurred, any legal or other expenses incurred by any person intended to be indemnified pursuant to this Clause 9.5(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Clause 9.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Clause 9.5(b) exceed the lesser of the cash value of the (i) gross proceeds from the offering received by the Investor or (ii) the Purchase Price required by the Company.

(c) Promptly after receipt by an indemnified party under this Clause 9.5 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Clause 9.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and approved by the indemnified party (whose approval shall not be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Clause 9.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 9.5.

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(d) If the indemnification provided for in this Clause 9.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Investor under this Clause 9.5 shall survive the completion of any offering the Subscription Shares in a Registration Statement under this Clause 9, and otherwise.

9.6	Cutback. In connection with filing the Registration Statement pursuant to Clause 9.1 hereof, the obligations of the Company set forth in this Clause 9 are subject to any limitations on the Company’s ability to register the full complement of such shares in accordance with Rule 415 under the Securities Act or other regulatory limitations. To the extent the number of such shares that can be registered is limited, the Company shall file a subsequent registration agreement which will provide, among other things, that the Company will use its commercially reasonable efforts to register additional changes of Subscription Shares as soon as permissible thereafter under applicable laws, rules and regulations so that all of such Subscription Shares are registered as soon as reasonably practicable.
9.7	Piggy-Back Registration. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Subscription Shares and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans, then the Company shall send to each Holder a written notice of such determination and, if within fifteen (15) days after the date of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Subscription Shares such Holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.
9.8	Waivers. With the written consent of the Company and the Investors, any provision of this Clause 9 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended, which waiver shall be applicable to all Holders, and shall be deemed to have been consented to by all Holders. Upon the effectuation of each such waiver or amendment, the Company shall promptly give written notice thereof to the Holders, if any, who have not previously received notice thereof or consented thereto in writing.
10.	Notices
10.1	All notices pertaining to this Agreement may be delivered in person or sent by facsimile or by registered post or by courier addressed in the case of a notice to the Company: C/- Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug, Switzerland, Attn: Lars Pearl, Chief Executive Officer.
10.2	All notices pertaining to this Agreement may be delivered in person or sent by facsimile or by registered post or by courier addressed in the case of a notice to the Investor: c/o Kaiser Partner Trust Services Anstalt, Pflugstrasse 12, 9490 Vaduz, Liechtenstein, Tel. +423 236 56 49 Fax +423 236 54 95, Attn: Hossam Sobhy, Trust Officer.
10.3	Any such notice shall be delivered by hand or sent by fax transmission or pre-paid first class post and, in the absence of evidence of earlier receipt, if delivered by fax shall conclusively be deemed to have been given or served at the time of printout of a transmission report showing that the correct number of pages has been sent without error and if sent by post shall conclusively be deemed to have been received 5 days after the date of posting.
11.	Withholding and grossing-up
11.1	If the Internal Revenue Service of the USA or any other tax authority brings into charge to taxation (or into any computation of income, profit or gains for the purposes of any charge to tax) any sum payable to a Party under this Agreement, then the person liable to make such payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable thereon (or that would be so chargeable but for the availability of relief in respect of that charge to tax), is equal to the amount that would otherwise be payable to the Party under this Agreement.

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12.	Time of essence

Any time, date or period referred to in this Agreement may be extended by written agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

13.	Amendments

No amendments to this Agreement shall be effective unless made in writing and signed by or on behalf of each of the Parties, by authorized signatories.

14.	Entire Agreement
14.1	This Agreement contains the entire agreement between the Parties in relation to the Transactions and any such document supersedes any previous agreements, whether oral, written or otherwise, between the Parties in relation to such matters.
14.2	Each of the Parties acknowledges that in entering into this Agreement it has not relied on any representation, warranty or undertaking not set out in this Agreement and that (in the absence of fraud, dishonesty or wilful non-disclosure) it will not have any right or remedy arising out of any such representation, warranty or undertaking.
15.	Waiver
15.1	The failure by any Party to exercise or delay in exercising any rights or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies that a Party may otherwise have and a waiver or delay in exercising any right or remedy against one Party shall not constitute a waiver of any right or remedy that Party may have against any other Party. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.
15.2	The rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.
16.	Successors

This Agreement shall be binding on and inure to the benefit of the lawful successors and assigns of each Party.

17.	Assignment

The benefit of this Agreement may not be assigned by either Party without the prior written consent of the other Party, save that the Investor shall be entitled at any time to assign the benefit of this Agreement to any of its Affiliates and, upon such assignment, the assignee shall be treated as the Investor pursuant to this Agreement for all purposes.

18.	The Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

19.	Fees

Each Party will bear its own fees, costs and expenses relating to the issue of the Subscription Shares.

20.	Further Assurance

Each Party shall provide all information and assistance the other Party may reasonably require for the purposes of this Agreement and execute and perform each document, act and thing that the other Party may reasonably require to give effect to this Agreement.

21.	Counterparts

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which is an original, but all of which constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

22.	Governing Law and Jurisdiction
22.1	This Agreement shall be construed in accordance with and governed by the law of England.
22.2	Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the London Court of International Arbitration.

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22.3	The arbitral tribunal shall consist of a panel of 3 (three) arbitrators, one appointed by the claimant(s), one appointed by the respondent(s) and the third to be appointed by the arbitrators so appointed. If the third arbitrator is not appointed as aforesaid within 30 (thirty) day of the appointment of the last of the first two arbitrators then the third arbitrator shall be appointed in accordance with the Rules.
22.4	The seat of arbitration shall be London, England and the language of the arbitration shall be English.
22.5	The Parties hereby waive any right to submit to the jurisdiction of any national court and in particular exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.
22.6	The Parties shall use their reasonable endeavours:
(a)	to assist the arbitrators;
(b)	to provide to the arbitrators such deeds, documents and information as the arbitrators may from time to time reasonably require;
(c)	to procure a speedy determination of the dispute; and
(d)	to provide to the arbitrators such security for fees and expenses as the arbitrators may reasonably require.
22.7	The award of the arbitral tribunal shall be in writing, state the reasons upon which it is based and shall be final and binding on the parties. The arbitral tribunal shall not be limited in its powers to make such awards as it sees fit, including (without limitation to the generality of the foregoing), injunctive relief, orders for specific performance, rectification, setting aside or cancellation of documents. The award may include an award of costs, including reasonable attorney’s fees and disbursements. Any monetary award shall be made in US dollars.
22.8	Judgment upon the award may be entered by any court having jurisdiction thereover or having jurisdiction over the relevant party or its assets.
22.9	Nothing in this Clause 21 shall prevent any Party from seeking injunctive or other interim or provisional relief from any applicable court or administrative body at any time.
22.10	The Parties agree that the losing Party shall pay all costs and expenses, except as otherwise ordered by the arbitration tribunal.
22.11	If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceedings.

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Schedule 1

The Warranties

1.	Capacity and Authority
1.1	Each Group Company has been duly incorporated and is validly existing under the law of the place of its incorporation, has full corporate power and authority to carry on business as carried on up to the date of this Agreement and as intended to be carried on at the date of this Agreement. Each Group Company is duly qualified to do business and is in good standing under the laws of each jurisdiction that requires such qualification and there has been no violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental agency which could have a Material Adverse Effect.
1.2	All of the issued and outstanding shares of each Group Company have been duly and validly authorised and issued, are fully paid and non-assessable, and are free and clear of any Encumbrance and the shares in the capital of each Subsidiary are wholly owned by the Company or by a Subsidiary.
1.3	None of the issued and outstanding shares of any Group Company was issued in violation of any statutory or contractual or other pre-emptive right or Encumbrance or similar rights of any security holder of such company, and no person has any pre-emptive rights with respect to the shares of any Group Company.
1.4	Each Group Company has full corporate power and authority, and has obtained, or will, prior to Closing, have obtained all consents and approvals, to enter into and perform its obligations under this Agreement and the execution of this Agreement by the Company has been duly authorised and constitutes valid, legally binding obligations of the Company enforceable against the Company in accordance with its terms.
1.5	The entry into and performance of this Agreement by each Group Company and the performance of the obligations thereunder including the allotment and issue of the Subscription Shares:
(a)	are within the powers of each Group Company and the directors of each Group Company without the need for any sanction or consent by members of the Company or any other person;
(b)	comply and will comply with its constitutional documents and all applicable laws and regulations including Applicable Securities Laws; and
(c)	will not infringe or exceed any limits, powers or restrictions to which any Group Company is subject or the terms of any agreement, arrangement or obligation of any Group Company, nor give rise to any obligation or commitment under any such agreement, arrangement or obligation which is inconsistent with the Subscription and the Transactions or any pre-emptive rights of any person.
1.6	No agreement, arrangement or obligation to which any Group Company is a party or by which any Group Company or any of its assets is bound will be terminated, materially adversely affected or breached by reason of the Subscription and the Transactions.
1.7	The Transactions do not require approval of the shareholders of any Group Company.

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2.	Prior documents and announcements
2.1	In paragraph 2.2 a "document" means a document issued, and an "announcement" means an announcement made to the public, press, or the SEC, the OTCQ or any Relevant German Exchange or filed on EDGAR by or on behalf of the Company since August 31, 2009.
2.2	In respect of all documents issued, and announcements filed by or on behalf of the Company on EDGAR since August 31, 2009 or that are publicly filed with any Relevant German Exchange since that date ("Publicly Available Information"):
(d)	all statements of fact contained therein were when made true and accurate in all material respects and were when made not misleading in any material respect;
(e)	no Publicly Available Information omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect;
(f)	all forecasts, estimates, expressions of opinion, belief, intention and expectation contained therein were when made fair and honestly held and were made on reasonable grounds after due and careful consideration capable of being properly supported in all material respects; and
(g)	each of such documents and announcements complied in all respects with the Law, Applicable Securities Laws and all other applicable laws and regulations,

except as disclosed in any document filed on EDGAR or publicly with any Relevant German Exchange after the issue of the relevant document.

3.	Annual Accounts and Financial Position
3.1	The Annual Accounts:
(h)	have (except as therein disclosed) been prepared in accordance with all applicable law and the provisions of generally accepted accounted principles as adopted by the United States of America ("GAAP") consistently applied;
(i)	give a true and fair view of the assets, liabilities (including contingent liabilities), reserves, profits, losses and the state of affairs of the Group as at the Accounts Date and of consolidated profit and losses of the Group for the financial year ended on that date;
(j)	fairly set out the assets, reserves and profits/losses of the Group;
(k)	contain all debts and liabilities of the Group and make proper provision for or note, if appropriate under GAAP, all material liabilities or commitments whether actual, deferred, contingent or disputed, of the Group as at the Accounts Date;
(l)	do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made; and
(m)	have been audited by auditors who are independent with respect to the Company.

3.2	Since the Accounts Date and except as disclosed in the Publicly Available Information or additionally disclosed to the Investor in writing:
(a)	each Group Company's business activities have been carried on in the ordinary and usual course and in substantially the manner as prior thereto;
(b)	there has been no material adverse change, nor, so far as the Company is aware, any development which might give rise to a material adverse change, in the financial or trading position or prospects of a Group Company or the Group taken as a whole;
(c)	there has been no depletion in the net assets of the Group in excess of US$20,000;
(d)	no Group Company has assumed or incurred any borrowing, indebtedness in the nature of borrowing, guarantee or liability (contingent or otherwise) in excess of US$20,000;
(e)	no Group Company has waived any right or discharged any obligation owed to it from a third party, whether in whole or in part, in excess of US$20,000;
(f)	no Group Company has acquired any equity investment, made any asset acquisition or made any other capital expenditure;
(g)	no Group Company has increased the compensation or amended the compensation structure of its directors, officers or employees [, except as provided in Clause 2.1(g)];
(h)	no Group Company has entered into any contract or commitment of a long term or unusual nature or which involves an obligation of a material nature or magnitude in excess of US$20,000;

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(i)	no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any business, company or asset which is in excess of US$20,000;
(j)	no Group Company has incurred any liability for Taxation in any jurisdiction in excess of US$20,000;
(k)	no Group Company has declared, paid or made any dividend or other distribution; and
(l)	no Group Company is involved in any claim or dispute with any Tax Authority (in any jurisdiction) which could reasonably be considered material to any Group Company and to the best of the knowledge, information and belief of the Company there is no significant risk that such a claim or dispute will be made or arise.
4.	Interim Accounts

The Interim Accounts have been prepared in accordance with, and comply with, GAAP and, save for the fact that they are unaudited, give a true and fair view of the financial results, the consolidated profits and losses and the state of affairs of the Group for the six months ended June 30, 2012 and have been prepared on bases consistent with the bases on which the Annual Accounts were prepared.

5.	Insolvency
5.1	In relation to each Group Company:
(n)	no resolution has been passed (and no meeting has been convened, and so far as the Company is aware, no written resolution has been circulated with a view to any resolution), no petition has been presented or so far as the Company is aware, threatened and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator;
(o)	no receiver or receiver and manager has been appointed, no Encumbrance has been enforced, and no floating charge has crystallised on or over any of its current business or assets (and which appointment or enforcement is on going), and so far as the Company is aware no event has occurred or will occur by virtue only of the execution and performance of this Agreement which would cause, or entitle any person to cause, any of these things to happen; and
(p)	no insolvency event (as defined in any Applicable law in respect of the Company or any other applicable law in respect of any other Group Company) has taken place or occurred and no Group Company has ceased or threatened to cease carrying on its business.
6.	Shares and rights to subscribe for shares
6.1	As at the date of this Agreement, there are 114,144,706 Shares issued and outstanding (collectively the “Shares”) and 17,650,000 Shares available for issuance upon outstanding options, warrants, convertible securities and rights. Upon Closing, the company will have 300,000,000 authorized Shares, of which 249,144,706 shall be issued and outstanding.
6.2	Except as disclosed in Clause 6.1 above, the Accounts or the Publicly Available Information, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase from the Company or any Group Company or to subscribe for, or obligations or commitments of the Company or any Group Company to create, issue, sell or otherwise dispose of, any securities (or any such securities, warrants, rights, options or obligations) of the Company or any Group Company.
6.3	The Subscription Shares are freely transferable in accordance with the constitution of the Company, subject however, to all restrictions on the sale, transfer or other disposition thereof imposed by the US Securities Laws thereon..
6.4	At Closing, the Subscription Shares will be reserved for issuance and, will be validly issued, fully paid and non-assessable, free from all Encumbrances and equities of any kind whatsoever and will rank pari passu in all respects with the Shares in issue at such date and will include all rights attaching or accruing thereto.
7.	Tax
7.1	Each Group Company has duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to, and is not involved in, any dispute with a Tax Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Tax and no Group Company is aware of any matter which may lead to such dispute.
7.2	Each Group Company has duly paid or fully provided for all Tax for which it is liable and there are no circumstances in which interest or penalties in respect of Tax not duly paid could be charged against it in respect of any period prior to Closing.
7.3	No Group Company has entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Tax.

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7.4	All documents to which any Group Company is a party or which form part of any Group Company’s title to any asset owned or possessed by it or which any Group Company may need to enforce or produce in evidence have been duly stamped and (where appropriate) adjudicated.
8.	Employees
8.1	There are no material outstanding or anticipated claims or disputes between any Group Company and any employees directly or any trade union or other body representing all or any of the employees of any Group Company.
8.2	There are no agreements or arrangements (whether legally enforceable or not) in operation for the payment, after the date of this Agreement, of a contribution towards any pensions, allowances, lump sums or like benefits on retirement, death or during periods of sickness or disablement for the benefit of any director, former director, employee or former employee of any Group Company or the dependants of any such persons nor has any proposal been announced to establish any such agreement or arrangement.
8.3	The Company is not a party to any collective bargaining agreement or a union contract. The Company believes that its relations with its employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company does not maintain any compensation or benefit plan, agreement, arrangement or commitment (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for any present or former employees, officers or directors of the Company or with respect to which the Company has liability or makes or has an obligation to make contributions, other than any such plans, agreements, arrangements or commitments made generally available to the Company’s employees.
9.	Insurance

The assets of the Group and their businesses and operations are insured against loss or damage with reputable insurers to the extent required by the laws and regulations of and as is customary in each country in which any Group Company has a presence and all such insurance policies are in full force and effect and there are no circumstances which could render any of such insurances void or voidable and there is no insurance claim made by or against any Group Company pending, threatened or outstanding and all premiums due in respect of such insurances have been paid.

10.	Compliance with laws
10.1	No Group Company has committed, or may be liable for, any criminal, illegal or unlawful, act or material breach of covenant, contract or statutory duty.
10.2	Each Group Company has at all times complied in all material respects with all applicable supra-national, national, federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgements, orders, decrees, permits, concessions, grants, licences or agreements and has complied with all conditions relevant thereto.
10.3	There is no order, decree or judgment of any court or any governmental or other competent authority or agency of any country outstanding against any Group Company or any person for whose acts any Group Company is vicariously liable, which, in each case, would or would be reasonably likely (singly or in aggregate) to have a Material Adverse Effect.
10.4	Each Group Company has obtained all necessary licences, consents, permits and authorities (public and private) to enable it to carry on its business in the places and in the manner in which it is now carried on. All such licences, consents, permits and authorities are valid and subsisting and have been complied with in all respects and, so far as the Company is aware there is no reason why any of them should be suspended, cancelled or revoked.
10.5	So far as the Company is aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Group Companies.
11.	Events of default
11.1	No circumstances have arisen or, so far as the Company is aware, are likely to arise in which any person is entitled or would, with the giving of notice and/or the lapse of time, be entitled to require repayment of any Group Company's borrowing or indebtedness in the nature of borrowing before its stated maturity or performance of a guarantee or indemnity given by a Group Company whether in any such case such indebtedness is secured or unsecured. No Group Company has received notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand, and so far as the Company is aware there are no circumstances known to the Company which are likely to lead to such circumstances arising.

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11.2	No event has occurred or is subsisting or, to the best of the knowledge, information and belief of the Company is reasonably foreseeable which constitutes or results in, or would constitute or result in, a default or the acceleration of any obligation under any agreement, instrument or arrangement to which any member of the Group is a party or by which they or any of their properties, revenues or assets are bound and which would in any such case have a Material Adverse Effect.
11.3	The Company is not aware of any circumstances that have arisen or are likely to arise in which any person is entitled or would, with the giving of notice and/or the lapse of time, be entitled to require repayment of any Group Company's borrowing or indebtedness in the nature of borrowing before its stated maturity or performance of a guarantee or indemnity given by a Group Company whether in any such case such indebtedness is secured or unsecured.
11.4	No circumstances have arisen or, so far as the Company is aware, are likely to arise in which any person is entitled or would, with the giving of notice and/or the lapse of time, be entitled to exercise a security or Encumbrance over any shares or assets of any Group Company.
11.5	Each Group Company pays all its debts as they fall due and has agreed an extension of the time for repayment of all outstanding debts from their original repayment dates.
12.	Contracts
12.1	No Group Company is a party to, or affected by, any contract or arrangement otherwise than by way of a bargain at arm’s length.
12.2	So far as the Company is aware, there are no grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any Group Company is a party and which is material to the business of such Group Company, and to the best of the knowledge, information and belief of the Company, none of such agreements or other transactions are invalid and no Group Company has received notice of any intention to terminate any such agreement or repudiate or disclaim any such transaction.
12.3	No contract or arrangement exists between any Group Company and (in his capacity as such) any person who owns or, has any interest in or rights in relation to any share capital of any such company (or any person who is connected with such a person) with regard to:
(a)	the management of any business of any company in the Group; or
(b)	the appointment or removal of any of the directors of any company in the Group; or
(c)	any other matter concerning any company in the Group or its affairs.
12.4	So far as the Company is aware, no event has occurred or is subsisting or is about to occur which constitutes or would, with the giving of notice and/or lapse of time, constitute a material default, or result in the acceleration by reason of default, of any obligation, under any agreement, undertaking, instrument or arrangement to which any Group Company is a party or by which it or any of them or any of their respective properties, revenues or assets are bound and which is material to the business of such Group Company.
12.5	There are no agreements or arrangements in force imposing any material restrictions on the Company or any of its directors, officers or employees which would materially adversely affect the ability of the Company to conduct its business in the places and in the manner currently undertaken.
12.6	Except as disclosed in the Accounts or the Publicly Available Information, there are no outstanding obligations or liabilities for any Group Company to make any payment pursuant to any subscription, investment, sale or purchase or acquisition agreement to which any Group Company is or has been a party.
12.7	Except for any intra-group company loans as may exist between the Group Companies there are no loan or debt facility agreements or arrangements in place.
13.	Litigation
13.1	No Group Company is, and so far as the Company is aware, no person for whose acts or defaults any Group Company may be vicariously liable is involved, or has been involved in any litigation (whether civil or criminal), arbitration, administrative or similar proceedings or in any governmental, regulatory or similar investigation or enquiry in any jurisdiction which, individually or collectively, are of material importance in the context of any Group Company or may have or have had a significant effect on the financial position of any Group Company.
13.2	To the best of the knowledge and belief of the Company, having made all reasonable enquiries, no facts or circumstances exist which might give rise to any such litigation (civil or criminal), arbitration, administrative or similar proceedings or in any governmental, regulatory or similar investigation or enquiry in any jurisdiction involving any Group Company or so far as the Company is aware a person for whose acts or defaults the Company may be vicariously liable.

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13.3	There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator, governmental or regulatory agency against any Group Company or so far as the Company is aware against any person for whom they are or may be vicariously liable.
14.	Applicable Securities Laws
14.1	The Shares are currently quoted for trading on the OTCQ and each of the Relevant German Exchanges and the Company is currently compliance with the listing requirements of the OTCQ and any Relevant German Exchange. To the knowledge of the Company no inquiry, review or investigation (formal or informal) by any securities regulator, the OTCQ or any Relevant German Exchange is in effect or ongoing or has been threatened.
14.2	No securities commission or any similar regulatory authority in any jurisdiction has issued any order which is currently outstanding preventing or suspending trading in any securities of the Company, no such proceeding is, to the knowledge of the Company, pending, contemplated or threatened, and the Company is not in default of any requirement of Applicable Securities Laws.
14.3	The Company is a “reporting issuer” in the USA and is in compliance with its obligations under Applicable Securities Laws in all material respects and is not on the list of defaulting reporting issuers maintained pursuant to Applicable Securities Laws by the SEC. The Company has not taken any action to cease to be a reporting issuer nor has the Company received notification from any applicable securities regulatory authority seeking to revoke the reporting issuer status of the Company.
14.4	The Company is in compliance with its obligations under Applicable Securities Laws, regulations, rules, instruments, rulings and orders of Germany and the USA in all material respects, including, without limitation, the Company’s obligation to file documents and information in a timely manner with public authorities (including the SEC).
15.	Subsidiaries
15.1	The Company has no subsidiaries other than those referred to in the Accounts and the Company is the beneficial owner (directly or indirectly), free from all claims and encumbrances whatsoever, of the whole of the issued share capital of its subsidiaries. The issued share capital of each of the Company’s subsidiaries is fully paid or properly credited as fully paid.
15.2	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security of any kind giving rise to a right over the share capital of any of the Company’s subsidiaries.
16.	Intellectual Property
16.1	Each Group Company owns or has validly licensed all Intellectual Property Rights that it requires in order to conduct its business as it is currently conducted or as it is currently proposed to be conducted.
16.2	The business of each Group Company does not, and as it is currently proposed to be conducted will not, infringe or conflict with in any material respect any Intellectual Property Rights and no Group Company is in breach of any licence of Intellectual Property Rights granted to any Group Company and no Group Company has received notice that it is in breach of any licence of Intellectual Property Rights granted to any Group Company and no Group Company has received notice that there are grounds for terminating any licence of Intellectual Property Rights granted to any Group Company which may have or has had or is likely to have a Material Adverse Effect and no Group Company is liable to make any payment (or provide other consideration) contingent or otherwise to any third party in respect of any use of any Intellectual Property Rights which may have or has had or is likely to have a Material Adverse Effect.
17.	Specific Warranties
17.1	So far as the Company is aware, upon filing a final research report with the DPNM, there are no reasons that would or might prevent each Group Company holding a research permit in Brazil in respect of an area from receiving a mining concession in respect of that area within twelve (12) months of filing such report and from acquiring all necessary land ownership or usage rights in respect of such area within three (3) months of the receipt of such concession.
17.2	Where any Group Company holds a research permit or has had a research permit transferred to it, it has obtained all land ownership and usage rights necessary for it to carry out its obligations under such research permit and to carry out all activities (whether necessary or desirable) permitted under such permit.

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17.3	So far as the Company is aware, where any Group Company has made an application for a research permit, there are no reasons that would prevent it from obtaining such permit within twelve (12) months of the application and all land ownership and usage rights necessary for it to carry out its obligations under such research permit and to carry out all activities (whether necessary or desirable) permitted under such permit within three (3) months after the grant of such permit.
17.4	So far as the Company is aware, there are no laws, regulations, agreements, arrangements, issues or other circumstances in existence that would prevent or materially restrict any relevant Group Company from exercising any of its rights or carrying out any works permitted by any research permit granted to it or for its benefit or which would materially adversely affect the ability of such Group Company to conduct its business in the places and in the manner currently undertaken.
17.5	No additional payment will be required to be made to any person with respect to the grant of a research permit pursuant to mining process 850119/2006 and Aurora is not aware of any reason why such permit will not be granted by December 31, 2012.
17.6	No Group Company is under any obligation to make any payment to Altoro Mineracao Ltda in respect of the assignment of mining rights by it to a Group Company or in respect of the transfer to it of the research permit in respect of mining process 859.587/95 from Vera Lucia Lopes Ferraz.
17.7	The Company, either itself or through its advisers, has disclosed to the Purchaser in writing full details of all mining processes to which any Group Company is a party or in which any Group Company has an interest.
17.8	The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.
17.9	The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
17.10	The Agreement and all other documents delivered to the Investor in connection herewith at the Closing, do not, as of their respective dates, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
17.11	Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act. Except as disclosed in the Agreement, the Company has not sold or issued any shares, convertible notes or warrants during the past six months, including sales pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act.

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Schedule 2

Limitations on liability

1.	Time limits for bringing claims
1.1	The Company shall not be liable for any claim for breach of Warranty unless it is given written notice of the claim ("Claim") (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and, if practicable, the amount claimed):
(q)	on or before the seventh anniversary of Closing in respect of any Claim relating to Tax; and
(r)	on or before the expiry of the period of six months following the publication of the audited consolidated Accounts for the Company for the period ended December 31, 2013 in respect of any other Claim.
1.2	The Company shall not be liable to satisfy any Claim if and to the extent that the Claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability, but this paragraph shall not operate to avoid any Claim made in respect of a contingent liability of which notice is given within the applicable time limits referred to in paragraph 1.1 together with such material details relating to that claim of which the Investor shall be aware when giving such notice.

2.	Changes in Law

The Company’s liability in respect of a Claim shall be reduced if and to the extent that the Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change, after the date of this Agreement, in any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Taxation or any imposition of Taxation in each case with retrospective effect, in any such case not actually or prospectively in force at the date of Closing;

3.	No liability if loss is otherwise compensated
3.1	The Investor shall not be entitled to recover more than once in respect of the same loss giving rise to a Claim.
3.2	Nothing in this Schedule 2 shall in any way restrict or limit the general obligation at law of the Investor to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Claim.
4.	Recovery from third parties
4.1	If the Company pays to the Investor an amount in full satisfaction of any liability under the Warranties ("Liability Amount") and the Investor recovers from some other person (including under any policy of insurance) any sum by reason of or in respect of the matter giving rise to the Claim by the Investor against the Company then:
(s)	the Investor shall, subject to being indemnified to its reasonable satisfaction against all costs and expenses for which the Investor may become liable, take such steps to enforce such recovery or reimbursement from such other person as the Company may reasonably request provided always that the Investor shall not be obliged to take any steps which in its reasonable opinion might have an adverse effect upon the business of the Company or any of its shareholders or any Group Company; and
(t)	if the Investor recovers from a third party any sum which is directly referable to the Liability Amount, the Investor shall repay to the Company the lesser of (a) the Liability Amount paid by it to the Investor and (b) the sum recovered from the third party less all reasonable costs, charges and expenses incurred by the Investor in recovering that sum from the third party and any Taxation payable on that sum to the extent that it has not been satisfied in full pursuant to the indemnity referred to in paragraph 4.1(a) above.

5.	No Recourse Against the Company’s Officers and Directors
5.1	The Investor warrants and agrees that any liability resulting under this Agreement shall be without recourse to the Officers and Directors of the Company, personally, except in the case of fraud, wilful misconduct or gross negligence.

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties by a duly authorised signatory on the date stated at the beginning of this document.

SIGNED for and on behalf of AURORA GOLD CORPORATION:

Signature

Print name

Title

SIGNED for and on behalf of ALLTECH CAPITAL LIMITED:

Signature

Print name

Title

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